Exhibit 4.3

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

This AMENDMENT NO. 1 TO RIGHTS AGREEMENT (the “Amendment”) is made as of June 16, 2009, between Jamba, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company as rights agent (the “Rights Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Rights Agreements (as defined below).

RECITALS

A. Pursuant to that certain Rights Agreement dated as of October 8, 2008, (the “Rights Agreement”), the Board of Directors of the Company (i) authorized the issuance and declared a dividend of one right (a “Right”) for each share of the common stock, par value $0.001 per share, of the Company outstanding as of the Close of Business on October 20, 2008 (the “Record Date”), each Right representing the right to purchase one one-thousandth (0.001) of a share of Series A Preferred Stock of the Company, having the rights, powers and preferences as set forth in a Certificate of Designation filed with the Secretary of State of Delaware and made a part of the Company’s Certificate of Incorporation, upon the terms and subject to the conditions set forth in the Rights Agreement, and (ii) further authorized the issuance of one Right with respect to each share of common stock of the Company that shall become outstanding between the Record Date and the Distribution Date.

B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may, so long as the Rights are then redeemable, amend any provision of the Rights Agreement, as determined by the Company in its sole and absolute discretion.

C. To the knowledge of the Board of Directors of the Company, there has been no occurrence of a Flip-In Event, nor has the Expiration Date occurred, and accordingly the Rights are currently redeemable pursuant to Section 23 of the Rights Agreement.

D. The Board of Directors of the Company has determined that it is in the best interest of the Company and its stockholders to amend the Rights Agreement as set forth herein.

E. The Company has requested that the Rights Agreement be amended in accordance with Section 27 of the Rights Agreement, as set forth herein, and the Rights Agent is willing to amend the Rights Agreement as set forth herein.

AGREEMENT

NOW, THEREFORE, the parties, intending to be legally bound, hereby agree as follows:

1. Section 1(a) of the Rights Agreement is hereby amended to read in its entirety as follows:

“Acquiring Person” shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates (as such term is hereinafter defined) and Associates (as such term is hereinafter defined) of such Person shall be the Beneficial Owner (as such term is hereinafter defined) of fifteen percent (15%) or more of the outstanding Common Stock of the Company, without the prior approval of the Board of Directors; provided, however, that in no event shall a Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than fifteen percent (15%) of the Company’s outstanding Common Stock, become an Acquiring Person solely as a result of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock Beneficially Owned by such Person; provided, further, that if a Person shall become the Beneficial Owner of fifteen percent (15%) or more of the Company’s outstanding Common Stock then outstanding solely by reason of a reduction of the number of shares of outstanding Common Stock, and shall thereafter become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Person shall be deemed to be an Acquiring Person unless upon the consummation of the acquisition of such additional shares of Common Stock such person does not own fifteen percent (15%) or more of the shares of Common Stock then outstanding. An Acquiring Person shall not include an Exempt Person (as such term is hereinafter defined) or a Grandfathered Person (as such term is hereinafter defined); provided further that a Grandfathered Person shall become an Acquiring Person if, (i) the Grandfathered Person becomes the Beneficial Owner of a percentage of the shares of Common Stock of the Company then outstanding equal to or exceeding such Grandfathered Person’s Grandfathered Percentage without the prior approval of the Board of Directors; but (ii) the Grandfathered Person shall not become an Acquiring Person solely by reason of a reduction of the number of shares of outstanding Common Stock, including repurchases of outstanding shares of Common Stock by the Company, which reduction increases the percentage of outstanding shares of Common Stock Beneficially Owned by such Person; provided, further, that if a Grandfathered Person shall become the Beneficial Owner of such Grandfathered Person’s Grandfathered Percentage or more of the Company’s outstanding Common Stock then outstanding solely by reason of a reduction of the number of shares of outstanding Common Stock, and shall thereafter become the Beneficial Owner of any additional shares of Common Stock of the Company, then such Grandfathered Person shall be deemed to be an Acquiring Person unless upon the consummation of the acquisition of such additional shares of Common Stock such Grandfathered Person does not own such Grandfathered Person’s Grandfathered Percentage or more of the shares of Common Stock then outstanding. Notwithstanding the foregoing, if (i) either (X) the Board of Directors of the Company determines in good faith that a Person who would otherwise be an Acquiring Person, as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it Beneficially Owned a percentage of Common Stock that would otherwise cause such Person to be an Acquiring Person or (B) such Person was aware of the extent of its Beneficial Ownership but had no actual knowledge of the consequences of such Beneficial Ownership under this Rights Agreement) and without any intention of changing or influencing control of the Company, or (Y) within two Business Days of being requested by the Company to advise the Company regarding same, such Person certifies in writing that such Person acquired Beneficial Ownership of fifteen percent (15%) or more of the Company’s outstanding Common Stock (or, in the case of a Grandfathered Person, the Grandfathered Percentage applicable to such Grandfathered Person) inadvertently or without knowledge of the terms of the Rights, and (ii) such Person divests as promptly as practicable a sufficient number of shares of Common Stock so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an “Acquiring Person” for any purposes of this Rights Agreement.

2. The definitions below shall be added to Section 1 and integrated with the Rights Agreement:

“Grandfathered Percentage” shall mean, with respect to any Grandfathered Person, the lesser of (i) 20% of the outstanding shares of the Company’s Common Stock or (ii) the percentage of the outstanding shares of the Company’s Common Stock that such Grandfathered Person, together with all Affiliates and Associates of such Grandfathered Person, Beneficially Owns as of June 16,

2009, plus an additional one percent (1%).

“Grandfathered Person” shall mean (i) Mistral Equity Partners, LP, Mistral Equity Partners QP, LP and MEP Co-Invest, LLC (collectively, the “Mistral Partners”) together with any Affiliate or Associate of the Mistral Partners whose Beneficial Ownership of the Company’s Common Stock is required to be attributed to the Mistral Partners under Section 13 of the Securities Exchange Act pursuant to Rules 13d-3 and 13d-5 and SEC interpretative releases thereunder, including SEC Release No. 34-39538 (the “Attributed Mistral Partner Persons”) and (ii) CanBa Investments, LLC (“CanBa”) together with any Affiliate or Associate of CanBa whose Beneficial Ownership of the Company’s Common Stock is required to be attributed to CanBa under Section 13 of the Securities Exchange Act pursuant to Rules 13d-3 and 13d-5 and SEC interpretative releases thereunder, including SEC Release No. 34-39538 (the “Attributed CanBa Persons”). For the elimination of doubt, and any provisions in the definitions of Acquiring Person and of Beneficial Owner to the contrary notwithstanding, (i) in determining which shares of the Company’s Common Stock are Beneficially Owned by the Grandfathered Person, any Affiliates or Associates of the Mistral Partners which are not Attributed Mistral Partner Persons will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by such excluded Persons will not be attributed to the Grandfathered Person and (ii) in determining which shares of the Company’s Common Stock are Beneficially Owned by any Affiliates or Associates of the Mistral Partners which are not Attributed Mistral Partner Persons, the Grandfathered Person (that is, the Mistral Partners together with the Attributed Mistral Partners Persons) will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by the Grandfathered Person will not be attributed to any Affiliate or Associate of the Mistral Partners which is not an Attributed Mistral Partners Person. For the elimination of doubt, and any provisions in the definitions of Acquiring Person and of Beneficial Owner to the contrary notwithstanding, (i) in determining which shares of the Company’s Common Stock are Beneficially Owned by the Grandfathered Person, any Affiliates or Associates of CanBa which are not Attributed CanBa Persons will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by such excluded Persons will not be attributed to the Grandfathered Person and (ii) in determining which shares of the Company’s Common Stock are Beneficially Owned by any Affiliates or Associates of CanBa which are not Attributed CanBa Persons, the Grandfathered Person (that is, CanBa together with the Attributed CanBa Persons) will be disregarded and excluded from the calculation, and Beneficial Ownership of Common Stock by the Grandfathered Person will not be attributed to any Affiliate or Associate of CanBa which is not an Attributed CanBa Person. Notwithstanding anything to the contrary provided in this Agreement, any Grandfathered Person who, after June 16, 2009, becomes the Beneficial Owner of less than fifteen percent (15%) of the Company’s Common Stock shall cease to be a Grandfathered Person and shall be subject to all of the provisions of this Agreement in the same manner as any Person who is not and was not a Grandfathered Person.

3. This Amendment shall be deemed effective as of June 16, 2009, as if executed by both parties on such date. Except as amended hereby, the Rights Agreement shall remain unchanged and shall remain in full force and effect.

4. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to Rights Agreement to be duly executed, as of the date and year first above written.

JAMBA, INC.

By:	/s/ Michael Fox
Name:	Michael Fox
Title:	Senior Vice President, General Counsel and Secretary

CONTINENTAL STOCK TRANSFER & TRUST COMPANY
As Rights Agent

By:	/s/ Alexandra M. Albrecht
Name:	Alexandra M. Albrecht
Title:	Vice President

[Signature Page to Amendment No. 1 to Rights Agreement]